Exhibit 10(l)

FORM OF

DIRECTOR STOCKHOLDER’S AGREEMENT

Oncor Management Investment LLC

Oncor Electric Delivery Company LLC

This Stockholder’s Agreement (this “Agreement”) is effective as of             , among Oncor Management Investment LLC (the “Company”), a Delaware limited liability company, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and the undersigned person (the “Stockholder”) (the Company, Oncor and the Stockholder being hereinafter collectively referred to as the “Parties”). All capitalized terms not immediately defined are hereinafter defined in Section 5(b) of this Agreement.

WHEREAS, in consideration for the services that Stockholder will provide to the Company and Oncor, the managing member of the Company, as a member of the board of directors of Oncor (the “Board”), the Company and Oncor agreed, among other things, to allow the Stockholder (i) to be permitted to transfer to the Company cash in exchange for Class B Membership Interests (the “Management Units”) in the Company (the “Purchased Units”), such Purchased Units issued pursuant to the terms set forth below and the terms of the 2008 Equity Interests Plan for Key Employees of Oncor Delivery Company LLC and its Affiliates; and/or (ii) to receive the right to certain payments from Oncor corresponding to appreciation of the Oncor Units (the “Stock Appreciation Rights”) pursuant to the terms set forth below and the terms of the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the “Stock Appreciation Rights Plan”) and any Award Letter entered into by and between Oncor and the Stockholder (the “Stock Appreciation Rights Agreement”);

WHEREAS, this Agreement is one of several other agreements which concurrently with the execution hereof or in the future will be entered into between the Company and other individuals who are or will be directors or key employees of the Company or one of its subsidiaries;

NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

1. Issuance of Purchased Units and Stock Appreciation Rights.

(a) Subject to the terms and conditions hereinafter set forth, the Stockholder hereby subscribes for and shall purchase, as of the date hereof, and the Company shall issue and deliver to the Stockholder as of the date hereof, the number of Purchased Units, in each case as set forth on Schedule I hereto at a $10.00 per unit purchase price (the “Base Price”), which Base Price is equal to the effective per unit fair market value of the Purchased Units, taking into account the concurrent issuance of membership interests in Oncor to Texas Transmission Investment LLC pursuant to the Contribution and Subscription Agreement, dated as of August 12, 2008, between Oncor and Texas Transmission Investment LLC (the “Minority Sale”), as determined in good faith by the Managing Member of the Company (the “Managing Member”).

(b) Subject to certain terms and conditions, including those hereinafter set forth and as set forth in the Stock Appreciation Rights Plan, which may include the Stockholder’s acquisition of the Purchased Units, Oncor may grant Stock Appreciation Rights, based on a determination by the Organization and Compensation Committee of the Board, to the Stockholder, at an initial exercise price equal to the Base Price, to participate in the economic equivalent of the appreciation of the Oncor Units as set forth in the Stock Appreciation Rights Plan.

(c) The Company shall have no obligation to sell any Purchased Units to any person who (i) is a resident or citizen of a state or other jurisdiction in which the sale of the Purchased Units to him or her would constitute a violation of the securities or “blue sky” laws of such jurisdiction or (ii) is not an officer, director or employee of the Company or Oncor (or any Affiliate of Oncor (the material assets of which consist only of its direct or indirect interest in Oncor, or the assets of Oncor) used for the purposes of effecting a Public Offering of the vehicle holding the assets of Oncor (an “IPO Vehicle”)).

2. Stockholder’s Representations, Warranties and Agreements.

(a) The Company and Oncor each acknowledge and agree that the Stockholder may directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any of the foregoing acts being referred to herein as a “Transfer”) any (x) Purchased Units, or (y) equity interests in Oncor (or any IPO Vehicle) issued in respect of Stock Appreciation Rights or distributed to the Stockholder by the Company (“Oncor Units”, together with all equity interests in the Company, equity interests in Oncor or equity interests in any IPO Vehicle otherwise acquired and/or held by the Stockholder Entities, as of or after the date hereof, and any successor security of any of the foregoing, “Units”) without restriction; provided that, prior to the earlier of (A) a Qualified Public Offering, (B) five years from the date hereof or (C) the occurrence of a Change in Control, Stockholder shall have first complied with the terms of Section 3 hereof, unless such transfer is a Permitted Transfer, and provided further that, in the case of a Transfer referenced in clause (iii) or (iv) of the definition of Permitted Transfer, such transfer shall be made expressly subject to this Agreement and the transferee shall agree in writing to be bound by the terms and conditions hereof as a “Stockholder” with respect to the representations and warranties and other obligations of this Agreement. No Transfer of any Units in violation hereof shall be made or recorded on the books of the Company and any such Transfer shall be void ab initio and of no effect. If the Stockholder is an Affiliate of the Company or Oncor, the Stockholder also agrees and acknowledges that he or she will not transfer any Units unless:

(i) the Transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities or “blue sky” laws; or

(ii) (A) counsel for the Stockholder (which counsel shall be reasonably acceptable to the Company, Oncor or the IPO Vehicle, as applicable) shall have furnished the Company, Oncor or the IPO Vehicle, as applicable, with an opinion or other advice, reasonably satisfactory in form and substance to the Company, Oncor or the IPO Vehicle, as applicable, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Stockholder is a citizen or resident of any country other than the United States, or the Stockholder desires to effect any Transfer in any such country, counsel for the Stockholder (which counsel shall be reasonably satisfactory to the Company, Oncor or the IPO Vehicle, as applicable) shall have furnished the Company, Oncor or the IPO Vehicle, as applicable, with an opinion or other advice reasonably satisfactory in form and substance to the Company, Oncor or the IPO Vehicle, as applicable, to the effect that such Transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company and Oncor acknowledge and agree that any of the following Transfers of Units are deemed to be in compliance with the Act and this Agreement (including without limitation any restrictions or prohibitions herein), and no opinion of counsel is required in connection therewith: (1) a Transfer made pursuant to Sections 4 or 7 hereof, (2) a Transfer (x) upon the death or Disability of the Stockholder to the Stockholder’s Estate or (y) to the executors, administrators, testamentary trustees, legatees, immediate family members or beneficiaries of a person who has become a holder of Units in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and if requested such transferee shall agree in writing to be bound by the terms and conditions hereof as a “Stockholder” with respect to the representations and warranties and other obligations of this Agreement, (3) a Transfer made in compliance with the federal securities laws to a Stockholder’s Trust; provided that such Transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof as a “Stockholder” with respect to the representations and warranties and other obligations of this Agreement; and provided further that it is expressly understood and agreed that if such Stockholder’s Trust at any point includes any person or entity other than the Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted children) such that it fails to meet the definition thereof as set forth in Section 5(b) hereof, such Transfer shall no longer be deemed in compliance with this Agreement and shall be subject to Section 2(a)(i), and (4) a Transfer made by the Stockholder, with the Managing Member’s or the Board’s, or the board of directors of the IPO Vehicle’s, as applicable, approval, to the Company or Oncor, as applicable, or their designee. No Transfer of any Units shall be permitted or effected if such transfer would cause the Company to be required to register the Units pursuant to Section 12(g)(1) of the Exchange Act or register under the Investment Company Act of 1940.

(b) The certificate (or certificates) representing the Units, if any, shall bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDER’S AGREEMENT AMONG ONCOR MANAGEMENT INVESTMENT LLC (THE “COMPANY”), ONCOR ELECTRIC DELIVERY COMPANY LLC (“ONCOR”) AND THE STOCKHOLDER NAMED ON THE FACE HEREOF OR THE SALE PARTICIPATION AGREEMENT AMONG SUCH STOCKHOLDER, ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, IN EACH CASE DATED AS OF                     , 20     (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF ONCOR) AND ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

(c) The Stockholder acknowledges that he or she has been advised that (i) the Units are characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company, Oncor or the IPO Vehicle in a transaction not involving a Public Offering and that under the Act (including applicable regulations) the Units may be resold without registration under the Act only in certain limited circumstances, (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates (if any) representing the Units and (iii) a notation shall be made in the appropriate records of the Company, Oncor or the IPO Vehicle, as applicable, indicating that the Units are subject to restrictions on Transfer and appropriate stop transfer restrictions will be issued to the Company’s, Oncor’s or the IPO Vehicle’s, as applicable, transfer agent with respect to the Units.

(d) If any Units are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Stockholder shall promptly notify the Company, Oncor or the IPO Vehicle, as applicable, of such intended disposition and shall deliver to the Company, Oncor or the IPO Vehicle, as applicable, at or prior to the time of such disposition such documentation as the Company, Oncor or the IPO Vehicle, as applicable, may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company, Oncor or the IPO Vehicle, as applicable, an executed copy of any notice on Form 144 required to be filed with the SEC.

(e) The Stockholder represents and warrants that (i) with respect to the Units and Stock Appreciation Rights, the Stockholder has received and reviewed the available information relating to such Units and Stock Appreciation Rights, including a Preliminary Confidential Private Placement Memorandum and any supplements thereto, including having received and reviewed the documents related thereto, certain of which documents set forth the rights, preferences and restrictions relating to the Units and the Stock Appreciation Rights and (ii) the Stockholder has been given the opportunity to obtain any additional information or documents, and to ask questions and receive answers about such information and documents, regarding the Company, Oncor and the business and prospects of the Company and Oncor which the Stockholder deems necessary to evaluate the merits and risks related to the Stockholder’s investment in the Units and any Stock Appreciation Rights and to verify the information contained in the information received as indicated in this Section 2(e), and the Stockholder has relied solely on such information.

(f) The Stockholder further represents and warrants that (i) the Stockholder’s financial condition is such that the Stockholder can afford to bear the economic risk of holding his or her Units for an indefinite period of time and has adequate means for providing for the Stockholder’s current needs and personal contingencies, (ii) the Stockholder can afford to suffer a complete loss of his or her investment in the Units, (iii) the Stockholder understands and has taken cognizance of all risk factors related to the purchase of the Units, (iv) the Stockholder’s knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder’s purchase of the Units as contemplated by this Agreement, (v) with respect to the Purchased Units, such Purchased Units are being acquired by the Stockholder for his or her own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act, and the Stockholder has no present intention of selling or otherwise distributing the Purchased Units in violation of the Act, and (vi) the Stockholder is an “accredited investor”1 within the meaning of Rule 501(a) under the Securities Act that is willing and able to conduct an independent investigation of the risks of investing in the Company.

3. Right of First Offer.

(a) Prior to the earlier of (i) a Qualified Public Offering, (ii) the occurrence of a Change in Control and (iii) five years from the date hereof, any Transfer of Units by Stockholder (other than pursuant to a Permitted Transfer) shall be subject to a right of first offer pursuant to, and Stockholder must first comply with the provisions of, this Section 3. In the event Stockholder proposes to Transfer any Units (the “Offer”), then Stockholder shall furnish to the Company, in the case of Management Units, or Oncor, in the case of Oncor Units, a written notice of such proposed Transfer (an “Offer Notice”).

(b) The Offer Notice shall include:

(i) (A) the number of Units proposed to be Transferred by Stockholder (the “Offered Units”), (B) the per Offered Units purchase price in cash at which Stockholder is prepared to Transfer such Offered Units (the “Offer Price”) and (C) all other material terms and conditions, if any, in connection with such proposed Transfer; and

(ii) an irrevocable offer to sell the Offered Units to the Company or Oncor, as applicable, or their assignee or designee at the Offer Price.

(c) If the Company, in the case of Management Units, or Oncor, in the case of Oncor Units, wishes to purchase the Offered Units pursuant to its right of first offer, it must elect to purchase at the Offer Price within twenty (20) Business Days following the date of delivery of the Offer Notice (the “Option Period”) by delivering an irrevocable notice (the “Purchase Notice”) to Stockholder indicating its desire to exercise its rights under this Section 3 and specifying the number of Offered Units (not to exceed the aggregate number of Offered Units specified in the Offer Notice) it desires to purchase for cash at the Offer Price. If the Company, in the case of Management Units, or Oncor, in the case of Oncor Units, does not deliver a Purchase Notice in compliance with the above requirements, including the time period, it shall be deemed to have waived all of its rights with respect to the offer contained in the Offer Notice. After receipt of the Purchase Notice, the parties shall negotiate in good faith to enter into an agreement with respect to such Transfer for fifteen (15) Business Days. The Company, in the case of Management Units, or Oncor, in the case of Oncor Units, shall have the right to assign its rights under this Section 3 in respect of any Offer to Oncor, the Company, any Affiliate or any other designee.

[1]	“Accredited Investors” include persons who come within the meaning of any of the following categories at the time of sale of the Units:
•	any director or executive officer of Oncor;
•	any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of purchase exceeds $1 million; or

any natural person who for the two most recent years had an individual income in excess of $200,000, or joint income with that person’s spouse in excess of $300,000 and has a reasonable expectation of reaching that same level of income in the current year.

(d) If the aggregate number of Offered Units offered to be purchased by Oncor or the Company, as applicable, as set forth in the Purchase Notice does not equal the number of the Offered Units which Stockholder desires to Transfer, then Stockholder may not later than one hundred and twenty (120) days after the date of the Offer Notice, as such period may be extended to obtain any required regulatory approvals, Transfer all (but not less than all) of the Offered Units to any other Person on terms no less favorable to Stockholder than those set forth in the Offer Notice, including at a purchase price in cash equal to or greater than the Offer Price, and, if any other material terms and conditions are identified in the Offer Notice, on those terms and conditions (or those terms and conditions modified in a manner which are no less favorable to Stockholder), without any further obligation to Oncor or the Company pursuant to this Section 3. If, at the end of such period, as such period may be extended to obtain any required regulatory approvals, Stockholder has not completed the Transfer of the Offered Units in accordance with the foregoing, the obligations to Oncor and the Company pursuant to this Section 3 shall again be in effect with respect to such Units.

4. Rights on Certain Liquidity Events.

(a) In the event that at any time on or after the date hereof Parent or any member of the Sponsor Group proposes to sell directly for cash or any other consideration any shares of EFH Common Stock owned by Parent or 50% or more of the outstanding limited partnership units of Parent in any transaction (other than an offering pursuant to a registration statement on Form S-4 or Form S-8 (or similar forms) or a sale, directly or indirectly, to an Affiliate of Parent or any member of the Sponsor Group), in which management members of EFH Corp. (“EFH Management”) are permitted to sell shares of EFH Common Stock pursuant to any “tag rights” or “piggy-back rights” under a sale participation agreement, registration rights agreement or similar agreement with EFH Corp. or Parent (“EFH Management Sale”), then, unless Parent or a member of the Sponsor Group is entitled to and does exercise the drag-along rights pursuant to an EFH Drag Transaction (as defined below), at the option of the Stockholder, the Stockholder shall have the right, subject to any terms, conditions, limitations or adjustments imposed on any EFH Management Sale and on completion of such EFH Management Sale, to offer for redemption Management Units to the Company, Oncor Units to Oncor or successor common equity of the IPO Vehicle (“IPO Stock”) to the IPO Vehicle, as applicable, and the Company, Oncor or the IPO Vehicle, as applicable, shall be required to repurchase (subject to any legal or contractual limitations on liquidity at the Company, Oncor or the IPO Vehicle), on one occasion, a number of Management Units, Oncor Units or shares of IPO Stock, as applicable, held by the Stockholder equal to (x) the total number of Management Units, Oncor Units or IPO Stock, as applicable, held by the Stockholder multiplied by (y) the EFH Sale Percentage, at a per unit price equal to the Fair Market Value as determined as of the date that the price to be received by Parent or member of the Sponsor Group, as applicable, is determined. The “EFH Sale Percentage” shall mean the fraction, expressed as a percentage, determined by (i) with respect to sales of EFH Common Stock, dividing the number of shares of EFH Common Stock to be purchased from Parent pursuant to the applicable transaction that would cause the provisions contained in Sections 4(a) or 4(b) hereof to take effect, by the total number of shares of EFH Common Stock owned by Parent, or (ii) with respect to sales of limited partnership units of Parent, dividing the number of limited partnership units of Parent to be purchased from members of the Sponsor Group pursuant to the applicable transaction that would cause the provisions contained in Sections 4(a) or 4(b) hereof to take effect, by the total number of limited partnership units of Parent owned by such selling members of the Sponsor Group.

(b) If Parent or a member of the Sponsor Group proposes to sell, directly or indirectly (without duplication) (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of shares of EFH Common Stock or limited partnership units of Parent equal to 50% or more of the outstanding EFH Common Stock or limited partnership units of Parent, as applicable (such Person, the “EFH Drag-Along Purchaser”), then, if requested by Parent or a member of the Sponsor Group, each Stockholder shall be required to offer for redemption a number of Units to the Company or Oncor or IPO Stock to the IPO Vehicle, as applicable, equal to the aggregate number of Units held by the Stockholder, multiplied by the EFH Sale Percentage (such transaction, an “EFH Drag Transaction”), subject to any terms, conditions, limitations or adjustments imposed on any EFH Management Sales, at a per unit price equal to the Fair Market Value as determined as of the date that the price to be received by Parent or member of the Sponsor Group, as applicable, is determined.

(c) In the event of any EFH Management Sale or EFH Drag Transaction under this Section 4, the Company, Oncor or the IPO Vehicle, as applicable, will provide the Stockholder with notice substantially similar to any notice provided to EFH Management upon receiving notice of such transactions from EFH Corp or a member of the Sponsor Group.

(d) In the event that at any time prior to a Public Offering of Oncor Units or IPO Stock, a Related Entity proposes to sell directly for cash or any other consideration any Oncor Units owned by a Related Entity in any transaction (other than an offering pursuant to a registration statement on Form S-4 or Form S-8 (or similar forms) or in connection with the initial Public Offering of Oncor Units or IPO Stock pursuant to a registration statement under the Act which has been declared effective by the SEC or a sale, directly or indirectly, to an Affiliate of such Related Entity), then, unless such Related Entity is entitled to and does exercise the drag-along rights pursuant to an Oncor Drag Transaction (as defined below), at the option of the Stockholder, the Stockholder shall have the right, subject to any terms, conditions, limitations or adjustments imposed on the sale by such Related Entity and on completion of such sale, to offer for redemption Management Units to the Company, and the Company shall be required to repurchase (subject to any legal or contractual limitations on liquidity at the Company), on one occasion, a number of Management Units held by the Stockholder Entity equal to (x) the total number of Management Units held by the Stockholder Entity multiplied by (y) the Oncor Sale Percentage, at a per unit price equal to the Fair Market Value as determined as of the date that the price to be received by such Related Entity is determined. The “Oncor Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of Oncor Units to be purchased from the relevant Related Entity pursuant to the applicable transaction that would cause the provisions contained in Sections 4(d) or 4(e) hereof to take effect, by the total number of Oncor Units owned by such Related Entity.

(e) If a Related Entity proposes to sell, directly or indirectly (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of Oncor Units equal to 50% or more of the outstanding Oncor Units (such Person, the “Oncor Drag-Along Purchaser”), then, if requested by such Related Entity, each Stockholder shall be required to offer for redemption to the Company, and the Company will be required to repurchase (subject to any legal or contractual limitations on liquidity at the Company), a number of Management Units equal to the aggregate number of

Management Units held by the Stockholder, multiplied by the Oncor Sale Percentage (such transaction, an “Oncor Drag Transaction”), subject to any terms, conditions, limitations or adjustments imposed on the sale by Oncor Holdings, at a per unit price equal to the Fair Market Value as determined as of the date that the price to be received by such Related Entity is determined.

(f) In the event of any transaction that would cause the provisions contained in Sections 4(d) or 4(e) hereof to take effect, the relevant Related Entity will provide the Stockholder with notice of such proposed sale specifying the principal terms and conditions of such proposed sale including (A) the number of Oncor Units proposed to be included in such proposed sale, (B) the percentage of the outstanding Oncor Units at the time the notice is given that is represented by the number of Oncor Units proposed to be included in such proposed sale, (C) the price per Oncor Unit subject to such proposed sale, including a description of any pricing formulae and of any non-cash consideration, (D) the Oncor Sale Percentage (as defined above) of the relevant Related Entity and (E) the name and address of the Person to whom the Oncor Units is proposed to be sold.

(g) If, within 10 Business Days after the delivery of any notice under Section 4(c) or (f), the Company or Oncor, as applicable, receives from a Stockholder a written request (a “Request”) to Transfer Units pursuant to the terms of Section 4(a) or (d), as applicable (which Request shall be irrevocable except (a) as provided for by any terms, conditions, limitations or adjustments imposed on any EFH Management Sales or on sale of Oncor Units by a Related Entity or (b) if otherwise mutually agreed to in writing by the Stockholder Entity and the transferee of the Units) then such Stockholder shall be considered to have validly exercised his rights as provided for under Section 4(a) or (d), as applicable. If a Request is not received by the Company or Oncor, as applicable, within the time period stated in the preceding sentence, the Stockholder’s rights under Section 4(a) and (d) shall have been waived.

(h) Leveraged Recapitalization Transactions. In the event that at any time after the date hereof EFH Corp. consummates a leveraged recapitalization transaction pursuant to which members of EFH Management who are holders of shares of EFH Common Stock are entitled to receive an extraordinary special dividend from the proceeds of such transaction, then the Shareholders shall receive from Oncor or the IPO Vehicle, as applicable, a liquidity opportunity, comparable adjustment or other payment in a manner and in an amount which is similar to that received by members of EFH Management who are holders of shares of EFH Common Stock, as the board of Oncor determines is equitable and appropriate.

(i) Use of Note to Satisfy Payment. Notwithstanding anything in this Agreement to the contrary, if there exists and is continuing a default or an event of default on the part of the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries under any loan, guarantee or other agreement under which the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries has borrowed money or if the repurchase or redemption referred to in Section 4(a), (b), (d), (e) or (h) would result in a default or an event of default on the part of the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries under any such agreement or if a repurchase or redemption would reasonably be expected to be prohibited by the Delaware Limited Liability Company Act (“DLLCA”), Public Utility Commission of Texas or any federal or state securities laws or regulations (or if the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries reorganizes in another state, the business corporation law, limited liability company law or other law of such state) (each such occurrence being an “Event”) as a result of a purchase or redemption pursuant to this Section 4, and the Company, Oncor, or the IPO Vehicle, as applicable, elects or is required to purchase Units pursuant to this Section 4, the Company, Oncor, or the IPO Vehicle, as applicable, may elect to pay the consideration for any such purchase pursuant to (i) a cash payment for any amounts payable pursuant to this Section 4 or (ii) by delivering to the applicable Stockholder Entity a note with a principal amount equal to the amount payable under this Section 4 that was not paid in cash, having terms acceptable to the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries, as applicable, lenders and permitted under the Company, Oncor, the IPO Vehicle or any of their respective Subsidiaries, as applicable, debt instruments but which in any event (i) shall be mandatorily repayable promptly to the extent that an Event no longer prohibits the payment of cash to the applicable Stockholder Entity pursuant to this Agreement; and (ii) shall bear interest at a rate equal to the effective rate of interest in respect of Oncor’s U.S. dollar-denominated subordinated public debt securities. Notwithstanding the foregoing, if an Event exists and is continuing for ninety (90) days from the date of delivery of the notice under Section 4(c) or (f), as applicable, the Stockholder Entities shall be permitted by written notice to rescind any Request with respect to that portion of the Units repurchased by the Company, Oncor, or the IPO Vehicle, as applicable, from the Stockholder Entities pursuant to this Section 4 with the note described in the foregoing sentence, to the extent such note remains unpaid; provided that, upon such rescission, such repurchase shall be immediately rescinded and such note shall be immediately canceled without any action on the part of the Company, Oncor, the IPO Vehicle, Stockholder Entities and, notwithstanding anything herein or in such note to the contrary, the Company, Oncor and the IPO Vehicle shall have no obligation to pay any amounts of principal or interest thereunder.

(j) Timing of Payment. Notwithstanding anything to the contrary contained in this Section 4, payment of consideration for any Transfer of Units by the Company shall in no event be due earlier than on or about the second business day after the date of payment of the next regular quarterly dividend paid by Oncor following the date of Transfer.

(k) Termination. Notwithstanding anything in this Agreement to the contrary, this Section 4 shall terminate and be of no further force or effect upon the earlier of (i) a Change in Control, or (ii) the later of (x) five years from the date hereof or (y) for any Subject Stock, the consummation of a Qualified Public Offering with respect to that Subject Stock, except for any payment obligation of the Company, Oncor or the IPO Vehicle or Transfer obligation of the Stockholder Entities which has arisen prior to such termination date.

5. Adjustment of Repurchase Price; Definitions.

(a) Adjustment of Repurchase Price. In determining the applicable repurchase price of the Units and Stock Appreciation Rights, as provided for in Sections 3 and 4, above, appropriate adjustments shall be made for any stock or unit dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding Units in order to maintain, as nearly as practicable, the intended operation of the provisions of Sections 3 and 4.

(b) Definitions. All capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to such terms in the Stock Appreciation Rights Plan. Terms used herein and as listed below shall be defined as follows:

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Base Price” shall have the meaning set forth in Section 1(a) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the state of New York.

“Change in Control” shall mean, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings or Oncor to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of EFH Common Stock that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH Corp., any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH Corp. (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group; provided however, that not withstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH Corp., and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls, right of first offer or release from other transfer restrictions upon Transfers of Oncor Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls, right of first offer or release from other transfer restrictions upon Transfers of Oncor Units and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls, right of first offer or release from other transfer restrictions upon Transfer of equity units of Oncor Holdings.

“Company” shall have the meaning set forth in the introductory paragraph.

“DLLCA” shall have the meaning set forth in Section 4(i) hereof.

“EFH Common Stock” means shares of the common stock of EFH Corp., no par value.

“EFH Corp.” shall mean Energy Future Holding Corp., a Texas corporation.

“EFH Drag-Along Purchaser” shall have the meaning set forth in Section 4(b) hereof.

“EFH Drag Transaction” shall have the meaning set forth in Section 4(b) hereof.

“EFH Management” shall have the meaning set forth in Section 4(a) hereof.

“EFH Management Sale” shall have the meaning set forth in Section 4(a) hereof.

“EFH Sale Percentage” shall have the meaning set forth in Section 4(a) hereof.

“EFH Seller” shall have the meaning set forth in Section 7 hereof.

“Event” shall have the meaning set forth in Section 4(i) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor section thereto).

“Fair Market Value” means with respect to Management Units, the fair market value of a corresponding number of Oncor Units (or IPO Stock) on the date of determination as calculated pursuant to the following provisions: (i) if there is a public market for Oncor Units (or IPO Stock) on such date, the average of the high and low closing bid prices of the Oncor Units (or IPO Stock), as applicable, on such stock exchange on which the units are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of units or, (ii) if there is no public market for the Oncor Units (or IPO Stock), on a per unit basis, the Fair Market Value of the Oncor Units (or IPO Stock) on any given date, as determined reasonably and in good faith by the Board and which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of equity units of Oncor Units (or IPO Stock) or SARs, as applicable in excess of any illiquidity discount applicable to Oncor Units (or IPO Stock) generally.

“IPO Stock” shall have the meaning set forth in Section 4(a) hereof.

“IPO Vehicle” shall have the meaning set forth in Section 1(c) hereof.

“Management Units” shall have the meaning set forth in the first recital.

“Managing Member” shall have the meaning set fourth in Section 1(a).

“Minority Sale” shall have the meaning set fourth in Section 1(a).

“Oncor” shall have the meaning set forth in the introductory paragraph.

“Oncor Drag-Along Purchaser” shall have the meaning set forth in Section 4(e) hereof.

“Oncor Drag Transaction” shall have the meaning set forth in Section 4(e) hereof.

“Oncor Holdings” shall mean Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company.

“Oncor Management Investment LLC” shall have the meaning set forth in the introductory paragraph.

“Oncor Sale Percentage” shall have the meaning set forth in Section 4(d) hereof.

“Oncor Units” shall have the meaning set forth in Section 2(a).

“Offer” shall have the meaning set forth in Section 3(a).

“Offer Notice” shall have the meaning set forth in Section 3(a).

“Offered Units” shall have the meaning set forth in Section 3(b)(i).

“Offer Price” shall have the meaning set forth in Section 3(b)(i).

“Option Period” shall have the meaning set forth in Section 3(c).

“Purchase Notice” shall have the meaning set forth in Section 3(c).

“Parent” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permitted Transfer” means (i) any Transfer pursuant to Section 7 hereof; (ii) any Transfer pursuant to the Sale Participation Agreement; (iii) any Transfer (x) upon the death or disability of Stockholder to the Stockholder’s Estate or (y) to the executors, administrators, testamentary trustees, legatees, immediate family members or beneficiaries of Stockholder; (iv) any Transfer made after the date hereof in compliance with the federal securities laws to a Stockholder’s Trust, or (v) any other Transfer permitted by the Board.

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Public Offering” shall mean the sale of units or shares, as applicable, of Oncor, the Company, an IPO Vehicle or EFH Corp. to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any other similar form).

“Purchased Units” shall have the meaning set forth in the first recital.

“Qualified Public Offering” shall mean any firm underwritten public offering of shares of stock or equity units of Oncor (or IPO Stock) or the Company (as applicable, the “Subject Stock”) (or series of related offerings) pursuant to an effective registration statement under the Act (other than a registration statement on Form S-4 or S-8 or any other similar form) pursuant to which at least 25% of the outstanding shares or units of the Subject Stock are or have been sold to the public.

“Registration Rights Agreement” shall have the meaning set forth in Section 7 hereof.

“Related Entity” means Oncor Holdings or any current or future Affiliate of Oncor Holdings which holds a direct equity interest in Oncor, other than Oncor Management Investment LLC.

“Request” shall have the meaning set forth in Section 4(g) hereof.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Stockholder and Oncor Holdings, dated as of the date hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Sponsor Group” shall investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co.

“Stock Appreciation Rights” shall have the meaning set forth in the first recital.

“Stock Appreciation Rights Agreement” shall have the meaning set forth in the first recital.

“Stock Appreciation Rights Plan” shall have the meaning set forth in the first recital.

“Stockholder” shall have the meaning set forth in the introductory paragraph.

“Stockholder Entities” shall mean the Stockholder’s Trust, the Stockholder and the Stockholder’s Estate, collectively.

“Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Stockholder.

“Stockholder’s Trust” shall mean a partnership, limited liability company, corporation, trust, private foundation or custodianship, the beneficiaries of which may include only the Stockholder, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted) or, if at any time after any such Transfer there shall be no then living spouse or lineal descendants, the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Subject Stock” has the meaning set forth in the definition of Qualified Public Offering.

“Subsidiaries” shall mean, with respect to any Person, any corporation or other entity in an unbroken chain of corporations or other entities beginning with such Person, if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other stock interests possessing 50% or more of the total combined voting power of all classes of stock or other stock interests in one of the other corporations or other entities in such chain.

“Transfer” shall have the meaning set forth in Section 2(a) hereof.

“Units” shall have the meaning set forth in Section 2(a) hereof.

6. The Company’s and Oncor’s Representations and Warranties and Covenants.

(a) Each of the Company and Oncor represent and warrant to the Stockholder that this Agreement has been duly authorized, executed and delivered by each of the Company and Oncor, respectively, and is enforceable against the Company and Oncor in accordance with its terms. Each of the Company and Oncor, represents and warrants to the Stockholder that the applicable Units issued by such entity, when issued and delivered in accordance with the terms hereof and the other agreements contemplated hereby, will be duly and validly issued, fully paid and nonassessable.

(b) If the Company, Oncor or an IPO Vehicle becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company, Oncor or such IPO Vehicle, as applicable, will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Stockholder to sell the applicable Units, subject to compliance with the provisions hereof (including requirements of the Company, Oncor or such IPO Vehicle) without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 6(b), the Company, Oncor or such IPO Vehicle may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available. Nothing in this Section 6(b) shall be deemed to limit in any manner the restrictions on Transfers of Units contained in this Agreement.

7. Registered Sales. After an initial Public Offering, in the event of a sale of Units by EFH Corp. or any of its Subsidiaries (such Person(s), the “EFH Seller”) in a Public Offering such that, if the applicable Units were EFH Common Stock and the Stockholder were a party to the Registration Rights Agreement entered into by and among EFH Corp. and the Sponsor Group members party thereto (the “Registration Rights Agreement”), the Stockholder would be entitled to piggy-back registration rights, then the Company and Oncor shall release, subject to applicable law, from the transfer restrictions contained in Section 2(a) hereof a number of the applicable Units, held by the Stockholder equal to the number of the applicable Units then held by the Stockholder Entities, multiplied by a fraction, the numerator of which is the aggregate number of the applicable Units being registered and sold in such Public Offering by the EFH Seller and the denominator of which is the aggregate number of the applicable Units owned by EFH Corp. and its Subsidiaries.

8. Rights to Negotiate Repurchase Price. Nothing in this Agreement shall be deemed to restrict or prohibit the Company, Oncor or an IPO Vehicle from purchasing, redeeming, repurchasing or otherwise acquiring for value Units or Stock Appreciation Rights from the Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon in writing between the Parties, whether or not at the time of such purchase, redemption, repurchase or acquisition circumstances exist which specifically grant the Company, Oncor or an IPO Vehicle the right to purchase, or the Stockholder the right to sell, Units or any Stock Appreciation Rights under the terms of this Agreement.

9. Notice of Change of Beneficiary. Immediately prior to any Transfer of Units to a Stockholder’s Trust, the Stockholder shall provide the Company, Oncor and, if applicable, any IPO Vehicle with a copy of the instruments creating the Stockholder’s Trust and with the identity of the beneficiaries of the Stockholder’s Trust. The Stockholder shall notify the Company, Oncor and, if applicable, any IPO Vehicle as soon as practicable prior to any change in the identity of any beneficiary of the Stockholder’s Trust.

10. Recapitalizations, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Units or the Stock Appreciation Rights, to any and all units or shares of capital stock of the Company, Oncor and any IPO Vehicle or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company, Oncor or any IPO Vehicle (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Units or the Stock Appreciation Rights by reason of any dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

11. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under clauses (2), (3) or (4) of Section 2(a) hereof, such transferee shall be deemed the Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company, Oncor or any applicable IPO Vehicle a valid undertaking and becomes bound by the terms of this Agreement. No provision of this Agreement is intended to or shall confer upon any Person other than the Parties any rights or remedies hereunder or with respect hereto.

12. Amendment. This Agreement may be amended only in a writing signed by the Company and the Stockholder.

13. Closing. Except as otherwise provided herein, the closing of each purchase and sale of Units or redemption of Stock Appreciation Rights pursuant to this Agreement shall take place at the principal office of the Company, Oncor or any applicable IPO Vehicle, as applicable on the tenth Business Day following delivery of the notice by any Party to the another of its exercise of the right to purchase or sell such Units or redeem such Stock Appreciation Rights hereunder; provided that, notwithstanding anything to the contrary contained herein, payment with respect to any Transfer of Units by the Company shall in no event be due earlier than on or about the second business day after the date of payment of the next regular quarterly dividend paid by Oncor following the date of Transfer.

14. Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a) The laws of the State of Texas applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.

(b) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(c) In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

15. Miscellaneous.

(a) In this Agreement all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(b) If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

16. Withholding.

(a) The Company, Oncor, any IPO Vehicle and their respective Subsidiaries shall each have the right to deduct from any cash payment made under this Agreement to the applicable Stockholder Entities any federal, state or local income or other taxes required by law to be withheld with respect to such payment, if applicable.

(b) To the extent permitted under applicable tax laws, each of the Company, Oncor and any IPO Vehicle will dividend or distribute to the Stockholder a cash dividend equivalent payment sufficient to satisfy any minimum withholding taxes associated with Stockholder’s Units. For Stock Appreciation Rights for which the actual equity value has exceeded the Base Price after taking into account dividends, the payment of these dividends will occur on the earlier of a distribution event as set forth in Section 409A of the Code or the exercise of the Stock Appreciation Right.

17. Notices. All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(a)	If to the Company or Oncor, to it at the following address:

Oncor Electric Delivery Company LLC
Oncor Management Investment LLC c/o Oncor Electric Delivery Company LLC Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411
	Facsimile:	(214) 486-2067
	Attention:	Legal Department, 22nd Floor

with a copy to:

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Facsimile:	(312) 861-7588
Attention:	James P. O’Brien

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Alvin H. Brown, Esq.
Andrew W. Smith, Esq.
Facsimile:	(212) 455-2502

(b) If to the Stockholder, to the Stockholder at the address set forth below under the Stockholder’s signature; or at such other address as either party shall have specified by notice in writing to the other.

18. Voting. The Stockholder acknowledges that the Managing Member, on behalf of the Company, shall have the exclusive right to vote (or cause to vote) or execute (or cause to execute) consents with respect to Management Units and the Oncor Units held by the Company, directly or indirectly, on any matter to be voted upon at any meeting of the holders of Oncor Units, or in connection with any proposed action by written consent of the holders of Oncor Units; provided that, with respect to votes or executions of consents attributed to Oncor Units held by the Company, each Stockholder shall have the right to direct the Managing Member to vote (or cause to vote) or execute (or cause to execute) consents attributable to Oncor Units equal to the total Oncor Units held by the Company multiplied by a percentage calculated by dividing (x) the aggregate number of Management Units held by such Stockholder by (y) the aggregate number of Management Units issued and outstanding on such date if such Stockholder provides the Managing Member a written indication of such direction no less than 10 Business Days prior to such vote or execution, unless some lesser time period is consented to by the Managing Member; provided further that, the forgoing proviso shall not apply to any vote at a regular or special meeting of the members of Oncor for the express purpose of approving any Change in Control transaction or agreement and subject to, and to the extent permitted, by the laws of the State of Texas, each Stockholder hereby irrevocably appoints Oncor Holdings and any authorized representatives and designees thereof as its lawful proxy and attorney-in-fact to exercise with full power in such Stockholder’s name and on its behalf any right that Stockholder has to vote on such matter in respect of its indirect interest in Oncor through its Management Units and in respect of any other Oncor Units that it directly holds. If voting under any such proxy, Oncor Holdings, and any authorized representatives and designees thereof, shall vote under such proxy on behalf of each such Stockholder in the same manner as Oncor Holdings votes any outstanding membership interests in Oncor owned by it at any such regular or special meeting of the stockholders of Oncor for the express purpose of approving any Change in Control transaction or agreement. This proxy is irrevocable and is coupled with an interest and shall not be terminable as long as this Agreement remains effective among the parties hereto, their successors, transferees and assigns and, if such Stockholder is a natural person, shall not terminate on the disability or incompetence of such Stockholder. Oncor is hereby requested and directed to honor this proxy upon its presentation by Oncor Holdings and any authorized representatives and designees thereof, without any duty of investigation whatsoever on the part of Oncor. Each such Stockholder agrees that Oncor, and Oncor’s secretary shall not be liable to such Stockholder for so honoring this proxy. This Section 18 shall terminate and be of no further force or effect upon the later of (x) five years from the date hereof or (y) the consummation of a Qualified Public Offering of Oncor.

19. Assignability of Certain Rights by the Company and Oncor. The Company, Oncor or any IPO Vehicle shall have the right to assign any or all of its rights or obligations to purchase, repurchase Units or redeem Stock Appreciation Rights pursuant to Sections 3 and 4 hereof; provided, however, that no such assignment shall relieve the Company, Oncor or such IPO Vehicle from its obligations thereunder.

20. IPO Exchange. At any time after the date hereof, in connection with a Public Offering of an IPO Vehicle, Oncor may determine that it is in the best interests of Oncor to exchange any Oncor Units held by the Company and the Stockholder for IPO Stock. In such event, the Stockholder agrees to exchange any Oncor Units held by it for IPO Stock; provided that, the rights attaching to such IPO Stock shall be substantially equivalent to the rights that attached to the Oncor Units previously held by such Stockholder.

21. Liability. Notwithstanding anything contained herein or otherwise, EFH Corp., Oncor Holdings and Parent are not parties to this agreement and shall bear no liability, nor make any representations and warranties herein.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

ONCOR MANAGEMENT INVESTMENT LLC

By: Oncor Electric Delivery Company LLC, its managing member

By:
Name:
Title:

STOCKHOLDER:

Name:

ADDRESS:

By execution, the above-signed represents that he/she is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Act.

Schedule I

Purchased Units

Number of Purchased Units (up to 20,000) (to be purchased at the Base Price):

Base Price: $10.00